CONSENT OF INDEPENDENT AUDITORS

      We consent to the use of our report dated August 18, 1998, with respect to the financial statements of Celtic Investment, Inc. and subsidiaries for the years ended June 30, 1998 and 1997, included in the Annual Report (Form 10-KSB) of Celtic Investments, Inc. and subsidiaries for the year ended June 30, 1998.

      We also consent to the incorporation by reference in the Registration Statement (Form S- 8 No. 333-58409) pertaining to Employee and Consultant Stock Option Agreements and Celtic Investment, Inc. 1997 Stock Option Plan of our report dated August 18, 1998, with respect to the consolidated financial statements of Celtic Investments, Inc. and subsidiaries included in this Annual Report (Form 10-KSB) for the year ended June 30, 1998.


                             MCGLADREY & PULLEN, LLP

Chicago, Illinois
September 28, 1998

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